Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:

Media:          Harry Anderson (805) 563-6816

Investors:          Thomas Rice (805) 563-7188

                   Diana Takvam (805) 563-6883

Expert Review of 23 Cardiac Cases at Doctors Medical Center of
Modesto Concludes All Were Treated Appropriately

Nov. 12, 2003 — Tenet Healthcare Corporation (NYSE: THC) announced today that an independent panel of cardiologists and cardiac surgeons has completed an in-depth review of the 23 cardiac care cases at Doctors Medical Center of Modesto challenged by Blue Cross of California and concluded that all 23 patients with heart disease had received appropriate medical treatment.  In one of the cases, the reviewer indicated that the treatment was too aggressive for that patient’s level of heart disease, but that the care provided still fell within established industry guidelines for appropriateness of care.

Tenet commissioned the panel to review the cases after Blue Cross of California, a subsidiary of Wellpoint Health Networks Inc. (NYSE: WLP), notified Tenet on Oct. 29 that Blue Cross’s study of the same 23 coronary artery bypass graft (CABG) cases performed at Doctors Medical Center of Modesto called the treatment given 13 of the patients “unnecessary.”  In CABG surgery, a graft is used to bypass a blocked coronary artery to restore normal blood flow to the heart.  The 23 cases, performed by 12 different cardiologists and five cardiac surgeons, were among 1,922 CABG surgeries performed at Doctors Medical Center of Modesto between Jan. 1, 2000 and Jan. 31, 2003.

“When Blue Cross presented us with these allegations, we took them very seriously,” said Stephen L. Newman, M.D., chief executive officer of Tenet California.  “We wanted to know if patient safety had been compromised.  In every case Blue Cross questioned, this independent panel of respected cardiologists and cardiac surgeons, using the most up-to-date, most widely accepted guidelines for cardiac care, concluded that the care provided at Doctors Medical Center of Modesto to these patients with heart disease was appropriate.”

The expert review, done by physicians not affiliated with Tenet or its hospitals,  used criteria for determining the appropriateness of CABG for treating heart disease that were developed in 1999 by the American College of Cardiology and the American Heart Association, two of the leading professional organizations in the fight against heart disease.  The ACC/AHA criteria, which are based on clinical evidence supported by the medical literature, are generally recognized in the health care industry as the current professional standard in U.S. hospitals.

“In all 23 of these cases, there were no patient deaths and no unexpected complications,” said Dr. Newman.  “Every one of these patients had demonstrated heart disease symptoms and required treatment.  It’s important to note that the practice of medicine is an art as well as a science.  Physicians make judgment calls every day to determine the most appropriate treatment for patients.  Ultimately, the course of treatment is a mutual decision between the physician and the patient, after the patient has been informed by the physician of his or her treatment options.”

The reviewers who participated in the Tenet-commissioned study reviewed the same patient charts and angiograms as the Blue Cross reviewers.  Patients, treating physicians and location were not identified.

The panel of reviewers commissioned by Tenet included cardiologists and cardiac surgeons from a major cardiac research institution, Vanderbilt University, Georgetown

University and the University of California at San Francisco.  Blue Cross has said that it utilized a similar panel of outside reviewers to form its opinion.

On Oct. 31, Blue Cross notified Tenet of its intent to terminate its contract with Doctors Medical Center of Modesto, a 465-bed hospital in Modesto, Calif., owned and operated by a Tenet subsidiary.  Tenet is involved in a protracted financial dispute with Blue Cross over unpaid claims at hospitals in California owned by Tenet subsidiaries.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 106 acute care hospitals with 26,216 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 109,700 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.